Exhibit 99.2
Consent of Forrester Research Inc.
Forrester Research Inc. grants Omniture, Inc. permission to disclose the following information taken from the Topic Overview: Online Advertising, Q3 2005, September, 2005 report in all filings made by Omniture with the U.S. Securities and Exchange Commission.
“Similarly, online advertising represented just 6% of the total United States advertising market in 2004, despite consumers spending 34% of their available media time online, according to Forrester Research. By way of comparison, newspaper advertising in 2004 represented 30% of the entire United States advertising market while consumers spent only 8% of their media time reading the newspaper, according to Forrester Research.”
It is understood by both Forrester Research and Omniture that Topic Overview: Online Advertising, Q3 2005, Forrester Research, Inc., September, 2005 will be credited as the source of publication.

May 23, 2006	FORRESTER RESEARCH INC.
/s/ Aaron Zarwan
	Name:	Aaron Zarwan
	Title:	VENDOR RELATIONS TEAM LEADER